Exhibit 99.1

Rural Cellular Corporation
Announces
Net Income for the Fourth Quarter of 2003

February 24, 2004—ALEXANDRIA, Minn.— Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces today record financial results for the fourth quarter of 2003.

Fourth Quarter 2003 Highlights:

•	Net income for the quarter was $1.1 million or $0.09 per share compared to a net loss of $15.4 million or $1.29 per share in the previous year.

•	EBITDA improved 28% to $61.1 million compared to $47.7 million in the fourth quarter of 2002. EBITDA margin improved to 47% compared to 42% in the fourth quarter of 2002. (see reconciliation of non-GAAP financial measures to comparable GAAP financial measures)

•	Service revenue grew 12% to $90.7 million compared to the fourth quarter of 2002.

•	LSR increased to $44 compared to $40 in the fourth quarter of 2002.

•	Roaming revenue increased 23% to $33.4 million compared to the fourth quarter of 2002.

•	Operating income increased 64% to $43.9 million compared to the fourth quarter of 2002.

Richard P. Ekstrand, President and Chief Executive Officer, commented: “The financial performance this quarter reflects the product of quality customers, prudent cost control, strong networks together with solid roaming relationships. With another strong quarter, RCC finished 2003 with solid year-over-year improvements in revenue and EBITDA while maintaining a very strong cash position.”

Revenue and customer growth

Service Revenue. Service revenue increased 12.3% and 11.0% for the quarter and year ended December 31, 2003 to $90.7 million and $355.0 million, respectively. These results reflect increased ARPU, which includes Universal Service Fund (“USF”) support, and additional customers.

RCC recognized a total of $3.8 million and $8.8 million in USF support payments during the quarter and year ended December 31, 2003, respectively. During the fourth quarter, RCC also received eligible telecommunication carrier (“ETC”) status in Minnesota and Vermont. In addition, the Company is pursuing ETC applications in Kansas, New Hampshire, Oregon and South Dakota.

Customers. During the quarter ended December 31, 2003, total customers, including wholesale, increased by 5,032 and totaled 745,516. Postpaid net customer additions were 2,619. In addition, wholesale customers increased by 4,538 and prepaid customers decreased by 2,125. Wireless Alliance accounted for 15,549 customers.

RCC reported retention at 97.9% during the quarter ended December 31, 2003 compared to 98.1% in 2002. For the year, retention was 98.1% compared with 98.2% in 2002.

Outcollect Roaming Revenue. For the quarter, minutes increased 17% resulting in roaming revenue increasing to $33.4 million. For the year, minutes increased 31% resulting in roaming revenue increasing to $131.9 million. Roaming yield for the fourth quarter was $0.21 per minute. For the year, roaming yield was $0.21 per minute compared to $0.26 per minute in 2002.

Operating cost efficiencies

Network Costs. During the quarter, network costs were $22.7 million compared to $23.6 million in 2002. The decrease in network cost largely reflects incollect cost declining to $9.8 million in the fourth quarter of 2003 compared to $10.7 million in fourth quarter of 2002.

Selling, General and Administrative. During the quarter, SG&A increased 12.6% to $35.3 million compared to $31.4 million in 2002. Contributing to the quarterly increase were pass-through charges increasing to $2.6 million in 2003 compared to $1.1 million in 2002.

Capital expenditures and network construction

The Company again affirms its 2003 through 2005 capital expenditures guidance of $190 to $230 million primarily for network construction efforts. Net capital expenditures were $53.7 million during the year compared to $59.8 million in 2002.

Teleconference

On February 25, 2004 at 8:00 AM CT, a teleconference will be held to discuss RCC’s fourth quarter performance. To participate in the call, please dial (800) 218-9073, give the operator your name and company affiliation. To access a replay of this call through March 3, 2004, dial (800) 405-2236 and 570279# as the pass code. An audio replay of the teleconference can also be accessed by logging onto the Company’s website at www.RCCwireless.com. To access the audio stream, click on the Investor Relations section.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed from time to time in RCC’s Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156 World Wide Web address: http://www.rccwireless.com

# # #

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
Consolidated Operating Data (Unaudited):	December 31,		December 31,
	2003	2002	2003	2002
(in thousands, except customer data)
Penetration (1) (2)	11.4%	11.3%	11.4%	11.3%
Retention (3)	97.9%	98.1%	98.1%	98.2%
Average monthly revenue per customer (4)	$61	$55	$59	$57
Average monthly revenue per customer, less incollect cost(4)	$56	$49	$54	$51
Local service revenue per customer (5)	$44	$40	$43	$41
Acquisition cost per customer (6)	$425	$417	$417	$373
Acquisition cost per customer (excluding phone service depreciation) (6)	$413	$353	$381	$299
Customers at period end
Voice:
Postpaid			656,110	639,221
Prepaid			22,302	27,452
Wholesale			67,104	55,700

Total customers			745,516	722,373

Direct Marketed POPs (1)
RCC Cellular			5,208,000	5,161,000
Wireless Alliance			754,000	732,000

Total POPs			5,962,000	5,893,000

(1)	Reflects 2000 U.S. Census Bureau data updated for December 2002.

(2)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served (“POPs”).

(3)	Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(4)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) and roaming revenue by the monthly average postpaid customers for such period.

(5)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) by the monthly average postpaid customers for such period.

(6)	Determined for each period by dividing selling and marketing expenses, net costs of equipment sales, and depreciation of rental telephone equipment by the gross postpaid wireless voice customers added during such period.

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. Our method of computation may not be comparable to other similarly titled measures of other companies. The following table reconciles our non-GAAP financial measures with our financial measures presented in accordance with GAAP.

	Three months ended		Twelve months ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002
		(Dollars in thousands)
EBITDA	$61,124	$47,668	$241,923	$217,509
Loss on assets held for sale	—	—	(42,244)	—
Depreciation and amortization	(17,212)	(20,886)	(76,429)	(82,497)
Interest expense	(40,032)	(26,601)	(136,262)	(114,478)
Interest and dividend income	377	154	916	562
Other	(40)	(5)	891	66
Cumulative change in accounting principle	—	—	—	(417,064)

Net income (loss)	$4,217	$330	$(11,205)	$(395,902)

We believe that EBITDA provides an important perspective on our operating results and our ability to service long-term obligations, to fund continuing growth, and to continue as a going concern. The table above reconciles EBITDA to net income (loss). EBITDA is not intended to represent alternatives to net income or cash flows from operating, financing, or investing activities (as determined in accordance with GAAP) as a measure of performance and is not representative of funds available for discretionary use due to our financing obligations.

CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS

	As of
	December 31,	December 31,
	2003	2002
CURRENT ASSETS:
Cash and cash equivalents	$142,547	$53,788
Accounts receivable, less allowance for doubtful accounts of $3,187 and $3,096	57,743	46,442
Inventories	8,037	6,624
Other current assets	4,259	3,217
Assets held for sale	3,189	—

Total current assets	215,775	110,071

PROPERTY AND EQUIPMENT, less accumulated depreciation of $198,274 and $172,629	226,202	240,536
LICENSES AND OTHER ASSETS:
Licenses, less accumulated amortization of $46,997 and $50,409	563,283	618,576
Goodwill, less accumulated amortization of $31,473 and $32,336	360,796	369,829
Customer lists, less accumulated amortization of $78,041 and $66,282	64,575	92,748
Deferred debt issuance costs, less accumulated amortization of $12,009 and $11,427	34,479	25,176
Long-term assets held for sale	50,153	—
Other assets, less accumulated amortization of $1,736 and $1,432	5,795	6,042

Total licenses and other assets	1,079,081	1,112,371

	$1,521,058	$1,462,978

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

LIABILITIES AND SHAREHOLDERS’ DEFICIT

	As of
	December 31,	December 31,
	2003	2002
CURRENT LIABILITIES:
Accounts payable	$45,808	$41,633
Current portion of long-term debt	68	79,047
Advance billings and customer deposits	10,454	10,447
Accrued interest	34,084	18,476
Dividends payable	—	6,412
Other accrued expenses	11,276	9,552
Liabilities of operations held for sale	756	—

Total current liabilities	102,446	165,567
LONG-TERM LIABILITIES	1,792,061	1,211,026

Total liabilities	1,894,507	1,376,593

REDEEMABLE PREFERRED STOCK	153,381	569,500
SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 11,522 and 11,229 issued	115	112
Class B common stock; $.01 par value; 10,000 shares authorized, 552 and 693 issued	6	7
Additional paid-in capital	192,423	192,294
Accumulated deficit	(719,590)	(669,508)
Accumulated other comprehensive loss	216	(6,020)

Total shareholders’ deficit	(526,830)	(483,115)

	$1,521,058	$1,462,978

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
REVENUE:
Service	$90,681	$80,739	$355,038	$319,933
Roaming	33,447	27,286	131,896	122,703
Equipment	5,690	5,501	20,455	20,442

Total revenue	129,818	113,526	507,389	463,078

OPERATING EXPENSES:
Network costs, excluding depreciation	22,652	23,618	96,069	97,200
Cost of equipment sales	10,700	10,869	37,636	29,184
Selling, general and administrative	35,342	31,371	131,761	119,185
Depreciation and amortization	17,212	20,886	76,429	82,497
Impairment charge	—	—	42,244	—

Total operating expenses	85,906	86,744	384,139	328,066

OPERATING INCOME	43,912	26,782	123,250	135,012

OTHER INCOME (EXPENSE):
Interest expense	(40,032)	(26,601)	(136,262)	(114,478)
Interest and dividend income	377	154	916	562
Other	(40)	(5)	891	66

Other expense, net	(39,695)	(26,452)	(134,455)	(113,850)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT ADJUSTMENT	4,217	330	(11,205)	21,162
CUMULATIVE EFFECT ADJUSTMENT	—	—	—	(417,064)

NET INCOME (LOSS)	4,217	330	(11,205)	(395,902)

PREFERRED STOCK DIVIDEND	(3,076)	(15,749)	(38,877)	(60,556)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$1,141	$(15,419)	$(50,082)	$(456,458)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES:
Net income (loss) per share applicable to common shares before cumulative effect adjustment	$0.09	$(1.29)	$(4.15)	$(3.30)
Cumulative effect adjustment	—	—	—	(34.99)

Net income (loss) per basic and diluted share	$0.09	$(1.29)	$(4.15)	$(38.29)

WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER SHARE:
Basic	12,070	11,921	12,060	11,920
Diluted	12,662	11,921	12,060	11,920

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the years ended December 31,
	2003	2002
OPERATING ACTIVITIES:
Net loss	$(11,205)	$(395,902)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	76,429	82,497
Loss on extinguishment of debt	6,134	3,319
Adjustments of interest rate derivatives to fair market value	(2,225)	15,104
Loss on assets held for sale	42,244	—
Non-cash preferred stock dividends	13,074	—
Cumulative change in accounting principle	—	417,064
Other	4,013	3,209
Change in other operating elements:
Accounts receivable	(14,286)	(475)
Inventories	(1,581)	(7)
Other current assets	(1,076)	(809)
Accounts payable	4,678	6,466
Advance billings and customer deposits	146	1,112
Accrued preferred stock dividends	14,899	—
Other accrued liabilities	13,277	6,744

Net cash provided by operating activities	144,521	138,322

INVESTING ACTIVITIES:
Purchases of property and equipment	(53,704)	(59,835)
Proceeds from sale of property and equipment	624	462
Purchases of wireless properties, net of cash acquired	(7,200)	—
Proceeds from sale of other long-lived assets	—	650
Other	(174)	127

Net cash used in investing activities	(60,454)	(58,596)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	130	331
Proceeds from issuance of long-term debt under the existing credit agreement	120,000	62,550
Proceeds from issuance of 9 7/8% senior notes	325,000	—
Proceeds from issuance of 9 3/4% senior subordinated notes	—	300,000
Repayments of long-term debt under the existing credit agreement	(394,628)	(380,208)
Repayment of swaption	(34,184)	—
Proceeds from unwinding hedge agreements	2,632	—
Payments of debt issuance costs	(13,374)	(10,322)
Other	(884)	(284)

Net cash provided by (used in) financing activities	4,692	(27,933)

NET INCREASE (DECREASE) IN CASH	88,759	51,793
CASH AND CASH EQUIVALENTS, at beginning of year	53,788	1,995

CASH AND CASH EQUIVALENTS, at end of year	$142,547	$53,788